Exhibit (m)(1)(i)

SCHEDULE 1

TO THE

FOURTH AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

VOYA SERIES FUND, INC.

CLASS A

Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Diversified Payment Fund

(formerly, Voya Global Target Payment Fund)

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Effective date: February 28, 2019 to reflect the name change to Voya Global Diversified Payment Fund (formerly, Voya Global Target Payment Fund)